Exhibit 99.1

CVSL NAMES JULIE RASMUSSEN TO BOARD OF DIRECTORS

For Immediate Release

Dallas, TX (February 8, 2013) —

Computer Vision Systems Laboratories, Corp. (CVSL) announced today that experienced international direct selling executive Julie Rasmussen has been named to its board of directors.

“Julie is an extraordinarily talented international business leader with a proven record of achievement in global direct selling,” said CVSL chairman John Rochon.  “Particularly in markets such as Russia and Europe, Julie has had tremendous success launching and growing businesses.  She will be of great value to CVSL as we carry out our strategy of expanding CVSL in global markets.”

“I’ve seen and admired Julie’s work for decades,” added Mr. Rochon.  “She has a keen strategic mind and she knows how to grow a business in the direct selling channel.”

Ms. Rasmussen served as president of Mary Kay Europe, during which time she restructured operations in the region and significantly increased sales and profitability.  Prior to that, she launched Mary Kay’s operations in Russia and served as president of Mary Kay Russia, heading that market for a decade and leading it to become one of the company’s largest.

She launched and led the Hertz franchise in Russia, recently renegotiating a master Hertz Russia franchise agreement, and has launched and managed businesses in such fields as apparel, food and beverage and security.

She has advised many companies on doing business in Russia, including RJR Nabisco, Kodak, Johnson & Johnson and Chevron, and has served on the board of the American Chamber of Commerce in Russia as well as president of the Russian Federation of Direct Selling Companies.  She has received numerous awards and honors for her international business achievements.

She received her B.A. from the University of Virginia and her M.A. in international affairs from Columbia University, where she was editor of the Journal of International Affairs.  She has served on many business, education and charitable boards.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy, and acquisitions strategy, and our plans and objectives for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 and in our Form 8-K filed on October 1, 2012 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

CVSL contact:  Russell Mack  rmack@richmont.net  972 398-7136